Exhibit 99.1

OSI Systems Reports First Quarter Fiscal 2014 Financial Results

  Record Q1 Revenue –14% increase over prior year
  Record Q1 Earnings Per Share
    GAAP of $0.31
    Non-GAAP of $0.46 (48% increase over prior year)
  Company raises FY 2014 sales guidance to $875 million - $905 million
  Company raises FY 2014 earnings guidance to $3.24 - $3.39 per share

HAWTHORNE, Calif.--(BUSINESS WIRE)--October 23, 2013--OSI Systems, Inc. (NASDAQ:OSIS) today announced financial results for the quarter ended September 30, 2013.

Deepak Chopra, OSI Systems’ Chairman and CEO, stated, “We are happy to report that our first quarter performance resulted in record-breaking revenue and profit, and provided an outstanding start for our fiscal year. Led by our Security and Optoelectronics and Manufacturing divisions, we achieved 14% sales growth leading to our 17th straight quarter of record year-over-year non-GAAP earnings.”

The Company reported revenues of $206.3 million for the first quarter of fiscal 2014, an increase of $24.6 million, or 14%, from the $181.7 million reported for the first quarter of fiscal 2013. Net income for the first quarter of fiscal 2014 was $6.4 million, or $0.31 per diluted share, compared to net income of $6.3 million, or $0.31 per diluted share, for the first quarter of fiscal 2013. Excluding the impact of restructuring and other charges, net income for the first quarter of fiscal 2014 would have been approximately $9.4 million, or $0.46 per diluted share compared to net income of 6.3 million or $0.31 per diluted share for the comparable period of fiscal 2013.

As of September 30, 2013, the Company’s backlog was $1.0 billion, which was comparable to the amount as of June 30, 2013. During the three months ended September 30, 2013, the Company generated cash flow from operations of $6.2 million. Capital expenditures for the period totaled $8.0 million.

Mr. Chopra continued, "Our Security division reported a record 17% topline increase and the growth this year was primarily a result of our turnkey scanning operations. These sales contributed to record first-quarter Security division operating income. These results combined with our substantial sales pipeline make us confident that fiscal 2014 will be an excellent year for our Security division.”

Mr. Chopra added, “We are also very pleased with the performance in our Optoelectronics and Manufacturing division, as sales increased 25% over the prior year as our expanded customer base has performed well, which resulted in very strong operating income. We are well positioned for continued success in the Opto division in fiscal 2014.”

Mr. Chopra concluded, “Our Healthcare division struggled in the first quarter, as sales decreased $5.8 million from the same period in the prior year. Nonetheless, we remain optimistic that we will see improvements in the balance of fiscal 2014 as our new products gain traction in existing markets and are introduced into new markets.”

Fiscal Year 2014 Outlook

Subject to the risk factors detailed in the Safe Harbor section of this press release, the Company is raising its sales guidance for its fiscal 2014 to $875 million - $905 million, representing a 9% to 13% increase over fiscal 2013. In addition, the Company announced that it is raising its earnings guidance and expects diluted earnings per share for its fiscal 2014 to increase at a rate of 17% to 23% over fiscal 2013 to $3.24 - $3.39 per share, excluding the impact of impairment, restructuring and other non-recurring charges, and the impact of certain tax elections.

Non-GAAP Figures

Discussion of adjustments to arrive at non-GAAP figures for the three months ended September 30, 2013 is provided to allow for the comparison of underlying earnings, net of restructuring and other non-recurring charges and their related tax benefit, thus providing additional insight into the on-going operations of the Company. Non-GAAP financial measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s results primarily because they exclude amounts that we do not view as reflective of ongoing operating results when planning and forecasting and when assessing the performance of the business. We believe that our non-GAAP financial measures also facilitate the comparison of results for current periods and guidance for future periods with results for past periods. Please see the reconciliation of GAAP to non-GAAP net income and earnings per share at the end of this release.

Conference Call Information

OSI Systems, Inc. will host a conference call and simultaneous webcast over the Internet beginning at 9:00am PT (12:00pm ET), today to discuss its results for the first quarter of fiscal 2014. To listen, please visit the investor relations section of the OSI Systems website, http://investors.osi-systems.com/index.cfm and follow the link that will be posted on the front page. A replay of the webcast will be available shortly after the conclusion of the conference call until November 7, 2013. The replay can either be accessed through the Company’s website, www.osi-systems.com, or via telephonic replay by calling 1-888-286-8010 and entering the conference call identification number '32801955’ when prompted for the replay code.

About OSI Systems, Inc.

OSI Systems, Inc. is a vertically integrated designer and manufacturer of specialized electronic systems and components for critical applications. The Company sells its products in diversified markets, including homeland security, healthcare, defense and aerospace. The Company has more than 35 years of experience in electronics engineering and manufacturing and maintains offices and production facilities in more than a dozen countries. It implements a strategy of expansion by leveraging its electronics and contract manufacturing capabilities into selective end product markets through organic growth and acquisitions. For more information on OSI Systems Inc. or any of its subsidiary companies, visit www.osi-systems.com. News Filter: OSIS-E

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to the Company’s current expectations, beliefs, projections and similar expressions concerning matters that are not historical facts and are not guarantees of future performance. Forward-looking statements involve uncertainties, risks, assumptions and contingencies, many of which are outside the Company’s control and which cause actual results to differ materially from those described in or implied by any forward-looking statement. Such statements include, but are not limited to, information provided regarding expected revenues and earnings in fiscal 2014, sales of recently-introduced products and expectations for the performance of the Company under its agreement with Mexico’s tax and customs authority. All forward-looking statements are based on currently available information and speak only as of the date on which they are made. The Company assumes no obligation to update any forward-looking statement made in this press release that becomes untrue because of subsequent events, new information or otherwise, except to the extent it is required to do so in connection with its ongoing requirements under federal securities laws. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013 and other risks subsequently filed by the Company from time to time with the Securities and Exchange Commission.

OSI SYSTEMS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	September 30,
	2012	2013

Revenue	$181,694	$206,274
Cost of goods sold	120,339	138,328
Gross profit	61,355	67,946
Operating expenses:
Selling, general and administrative	39,925	42,214
Research and development	11,316	11,020
Restructuring and other charges	--	4,239
Total operating expenses	51,241	57,473
Income from operations	10,114	10,473
Interest and other expense, net	(1,097)	(1,470)
Income before income taxes	9,017	9,003
Income tax expense	2,678	2,609
Net income	$6,339	$6,394

Diluted income per share	$0.31	$0.31
Weighted average shares outstanding – diluted	20,571	20,620

Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30, 2013	September 30, 2013
Assets
Cash and cash equivalents	$34,697	$37,186
Accounts receivable, net	206,817	205,283
Inventories	206,213	228,007
Other current assets	78,972	77,151
Total current assets	526,699	547,627
Non-current assets	393,097	405,155
Total Assets	$919,796	$952,782

Liabilities and Stockholders' Equity
Bank lines of credit	$59,000	$79,000
Current portion of long-term debt	1,797	2,956
Accounts payable and accrued expenses	123,660	125,645
Other current liabilities	96,956	98,319
Total current liabilities	281,413	305,920
Long-term debt	10,673	12,273
Advances from customers	75,000	68,750
Other long-term liabilities	74,259	81,449
Total liabilities	441,345	468,392
Total stockholders’ equity	478,451	484,390
Total Liabilities and Equity	$919,796	$952,782

Segment Information
(in thousands)
(unaudited)

	Three Months Ended
	September 30,
	2012	2013
Revenues – by Segment:
Security division	$82,916	$97,153
Healthcare division	51,581	45,787
Optoelectronics and Manufacturing division, including intersegment revenues	57,147	71,311
Intersegment revenues elimination	(9,950)	(7,977)
Total	$181,694	$206,274

Operating income (loss) – by Segment:
Security division (i)	$4,465	$11,622
Healthcare division (ii)	3,881	(1,998)
Optoelectronics and Manufacturing division (iii)	4,833	4,765
Corporate	(3,249)	(4,045)
Eliminations	184	129
Total	$10,114	$10,473

(i)	Includes restructuring and other charges of $1.6 million for the three months ended September 30, 2013.
(ii)	Includes restructuring and other charges of $2.0 for the three months ended September 30, 2013.
(iii)	Includes restructuring and other charges of $0.6 million for the three months ended September 30, 2013.

Reconciliation of GAAP to Non-GAAP
(in thousands, except earnings per share data)
(unaudited)

	Three Months Ended September 30,
	2012		2013
	Net income	EPS	Net income	EPS

GAAP basis	$6,339	$0.31	$6,394	$0.31

Restructuring and other charges, net of tax	--	--	3,011	0.15

Non-GAAP basis	$6,339	$0.31	$9,405	$0.46

CONTACT:
OSI Systems, Inc.
Ajay Vashishat
Vice President, Business Development
12525 Chadron Ave
Hawthorne, CA 90250
310-349-2237
avashishat@osi-systems.com